Exhibit 10.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”), dated  November 9, 2015, by and between Renault & Handley Middlefield Road Joint Venture (“Lessor”), as successor to Renault & Handley Employees Investment Co. (the “Original Lessor”), and MobileIron, Inc., a Delaware corporation (“Lessee”), amends that certain Lease, dated April 14, 2011,  by and between Original Lessor and Lessee, as amended by that certain First Amendment to Lease dated April 18, 2014 (the “First Amendment”) between Lessor and Lessee (as so amended, the “Lease”), for the Premises located at 415 East Middlefield Road, Mountain View, California with reference to the following facts:

RECITALS

A.  WHEREAS, the term of the Lease is currently scheduled to expire on March 31, 2016.

B.  WHEREAS, Lessee has exercised its Option to Extend the term of the Lease pursuant to Paragraph 6 of the First Amendment and Lessor and Lessee have agreed upon the Base Monthly Rental during the Option Period.

B.   WHEREAS, Lessor and Lessee desire to amend the Lease to (i) extend the Lease term for a period of fifteen (15) months, (ii) provide for Base Monthly Rent payable under the Lease for the extended term, and (iii) evidence certain other amendments to the Lease, all as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:

1. RECITALS; DEFINED TERMS:  The recitals set forth above are incorporated by reference into this Second Amendment as though set forth at length. Capitalized terms used but not defined herein shall have the meanings given them in the Lease.

2. TERM:  The Lease is hereby extended for a period of fifteen (15) months, commencing on April 1, 2016 and terminating June 30, 2017 (the “Extended Term”). During the Extended Term, all of the terms, covenants and conditions of the Lease shall be applicable except as set forth herein and except that Lessee shall have no further option to extend the term of the Lease and Paragraph 6 of the First Amendment shall be of no further force or effect.

3. RENTAL:  Base Monthly Rent for the Extended Term shall be payable to Lessor without defense, deduction or offset at such place or places as may be designated from time to time by Lessor in the following amounts:

Commencing on April 1, 2016, and on the first day of each and every succeeding month to and including March 1, 2017,  $89.005.00 shall be due.

Commencing on April  1, 2017, and on the first day of each and every succeeding month to and including June 1, 2017,  $91,675.15 shall be due.

4. SECURITY DEPOSIT: Lessor currently holds an existing Security Deposit of $31,787.50.  Within two (2) business days after full execution of this Amendment, Lessee shall deposit an additional $59,887.65 and the sum of $91,675.15 shall be held by Lessor as security for the full and faithful performance of each and every term, condition, covenant and provision of the Lease, as may be extended, as provided in the Lease.

5. CONDITION OF PREMISES: Lessee has accepted possession of the Premises, and Lessor shall have no obligation to alter or improve the Premises, or to pay any costs of any such alterations or improvements, subject to and without in any way altering or limiting Lessor’s continuing repair and maintenance obligations under the Lease.    For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

6. FULL FORCE & EFFECT: As of the date hereof, the Lease is in full force and effect. From and after the date hereof, the term “Lease” shall mean the Lease as amended by this Second Amendment.

7. ENTIRETY: Except as provided in this Second Amendment, the Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein.  Moreover, no subsequent change or modification of the Lease, as amended, shall be binding unless in writing and fully executed by Lessor and Lessee.

8. BROKERS:  Lessor and Lessee each represent and warrant to the other that it has had no dealings with any broker, finder or other person who has a right to a fee or commission in connection with this Second Amendment, except Lessor’s broker, Renault & Handley, Inc., and Lessee’s broker, Savills-Studley.  Lessor and Lessee shall indemnify, defend and hold the other harmless against any loss or liability arising from a breach of the foregoing representation and warranty by Lessor or Lessee, as the case may be.  Lessor shall pay a 3% commission to Savills-Studley and a 3% commission to Renault & Handley, half upon full execution of this Second Amendment and half upon the first day of the Extended Term.

9. MISCELLANEOUS:    Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Second Amendment shall be resolved in favor of the terms and provisions of this Second Amendment. This Second Amendment may be executed and delivered in any number of counterparts, including delivery by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. AUTHORITY:    Lessor and Lessee each represent and warrant to the other that it has full authority to enter into and perform this Second Amendment without the consent or approval of any other person or entity including, without limitation, any mortgagees, partners, ground lessors, or other superior interest holders or interested parties. Each person signing this Second Amendment on behalf of Lessor or Lessee represents and warrants that he or she has the full and complete authority, corporate, partnership or otherwise, to bind Lessor or Lessee, as the case may be, to this Second Amendment.

IN WITNESS THEREOF, Lessor and Lessee have executed this Second Amendment as of the date first above written.

Lessee:	Lessor:
MobileIron, Inc., a Delaware corporation	Renault & Handley Middlefield Road Joint Venture
By Handley Management Corporation, Its Managing Partner
By: /s/ Laurel Finch	By: /s/ Fred Caspersen

Name: Laurel Finch	Name: R. Frederick Caspersen

Its. VP and General Counsel	Its: President

Date: November 9, 2015	Date: November 9, 2015